NETWORK IMAGING CORPORATION

                           CERTIFICATE OF ELIMINATION
                                       OF
                           CERTIFICATES OF DESIGNATION
                                       OF
                     SERIES F-2 CONVERTIBLE PREFERRED STOCK

        (Pursuant to Section 151 of the Delaware General Corporation Law)

         We, James J. Leto and Julia A. Bowen, the President and Assistant Secretary, respectively, of Network Imaging Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 103 thereof, DO HEREBY
CERTIFY:

         That pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the Company and Section 151(g) of the Delaware General Corporation Law, the Board of Directors on
 adopted the following resolutions for the purpose of eliminating the Certificate of Designation of the Company's Series F-2 Convertible Preferred Stock from the Certificate of Incorporation:

         WHEREAS, the Board of Directors authorized the issuance of an aggregate of 1,792,186 shares of Series F-2 Convertible Preferred Stock ("Series F-2 Stock") at a meeting held on March 29, 1996;

         WHEREAS, there are no longer any outstanding shares of the Series F-2 Stock as a result of conversions and redemptions of the Series F-2 Stock;

         WHEREAS, the Board of Directors of the Company has determined that no further shares of Series F-2 Stock will be issued pursuant to the Certificate of Designation; it is

         RESOLVED, that all authorized shares of the Series F-2 Stock be, and they hereby are, cancelled and that all such shares be, and they hereby are, returned to the status of authorized but unissued Preferred Stock of no designated series; and

         FURTHER RESOLVED, that the proper officers of the Company be, and they hereby are, authorized and directed on behalf of the Company to prepare, execute and file documents, to amend or modify the same, to pay such fees, and to take such other actions as may be necessary or appropriate for purposes of eliminating from the Certificate of Incorporation of the Company all reference to Series F-2 Stock.

         IN WITNESS WHEREOF, Network Imaging Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by James
J. Leto, its President, and attested by Julia A. Bowen, its Assistant Secretary, this day of January 1998.

                                           NETWORK IMAGING CORPORATION



                                           By: _______________________________
                                               James J. Leto
                                               President

Attest:


By:  __________________
     Julia A. Bowen
     Assistant Secretary